Exhibit (h)(8)

Revised Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of the Innovator ETFs Trust II

Innovator Laddered Fund of S&P 500 Power Buffer ETFs

Innovator S&P Investment Grade Preferred ETF